Exhibit 99.4

SUPPLEMENT

Solicitation of Consents relating to

a Proposed Waiver under the Indenture

Governing its $300,000,000 Aggregate Principal Amount of

4.75% Convertible Subordinated Notes due 2007

(CUSIP Nos. 589405 AB 5 and 589405 AA 7)

Subject to the terms and conditions set forth in the Consent Solicitation Statement dated October 7, 2005 (the “Consent Solicitation Statement”) and the related Letter of Consent (the “Letter of Consent”), each as amended by this Supplement dated October 19, 2005 (the “Supplement”), Mercury Interactive Corporation, a Delaware corporation (“Mercury”), is soliciting consents (such solicitation being referred to herein as the “Consent Solicitation”) of Holders (as defined below) as of the Record Date (as defined below) of Mercury’s 4.75% Convertible Subordinated Notes due 2007 (CUSIP Nos. 589405 AB 5 and 589405 AA 7) (the “Notes”) issued and outstanding under the Indenture dated as of July 3, 2000 (the “Indenture”), by and among Mercury, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to this Supplement, Mercury is increasing the Consent Fee (as defined below) offered to Holders and extending the Consent Date (as defined below). Accordingly, this Supplement must be read in conjunction with the Consent Solicitation Statement and Letter of Consent.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Consent Solicitation Statement and Letter of Consent.

The purpose of the Consent Solicitation is to obtain a waiver (the “Proposed Waiver”) through the Waiver Expiration Date (as defined below) of any Default or Event of Default (as such terms are defined in the Indenture) arising from a failure to comply with the covenant set forth in Section 15.5 of the Indenture, which requires Mercury to file with the Trustee the reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended, within 15 days after they are required to be filed with the Securities and Exchange Commission.

If validly executed consents from Holders of a majority of the aggregate principal amount outstanding of the Notes (“The Requisite Consents”) are received (and not revoked) on or prior to October 25, 2005 (the “Consent Date”), Mercury will, as promptly as practicable after the Consent Date, and in any event within 5 Business Days thereafter, pay to each Holder from whom a properly executed, unrevoked and completed Letter of Consent is received by the Tabulation Agent on or prior to the Consent Date (the “Consenting Holders”) a fee (the “Consent Fee”) equal to $25.00 in cash for each $1,000 in principal amount of Notes with respect to which a consent is received from such Consenting Holder and not revoked on or prior to the Consent Date. If a Holder previously delivered a Letter of Consent, and such Letter of Consent is not revoked, Mercury will treat the Letter of Consent as valid pursuant to this Supplement.

Payment of the Consent Fee is subject to satisfaction or waiver of certain conditions. See “The Consent Solicitation—Conditions to the Consent Solicitation” in the Consent Solicitation Statement.

In this Supplement, the term “Record Date” means 5:00 p.m., New York City time, on October 7, 2005, and the term “Holder” means each person shown on the records of the registrar for the Notes as a registered holder on the Record Date. “Waiver Expiration Date” means March 31, 2006.

The Tabulation Agent for the Consent Solicitation is:

MacKenzie Partners, Inc.

October 19, 2005